Exhibit 99.1

Press Release For immediate release
Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”) Achieves Milestone: Over Twenty Loans Totaling $1.4 Billion Contact: Beverly Khoo | 332-323-8029 | beverly.khoo@invesco.com

DALLAS, July 25, 2024 – Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”), a perpetual life real estate investment trust (REIT) focused on private credit secured by real estate, announced today the closure of six loan transactions. These transactions increase INCREF’s aggregate loan originations to 22 loans totaling $1.4 billion in committed capital. The portfolio now includes 17 multifamily and five industrial loans, all secured by commercial real estate.

"The origination of well over a billion dollars in loans since INCREF’s inaugural origination in May 2023, marks an important milestone for this strategy,” said Bert Crouch, Chief Executive Officer of INCREF and Head of North America for Invesco Real Estate. “Invesco Real Estate’s expertise and relationships position us favorably to source and underwrite loans that are accretive to our strategy. We look forward continuing to work with our trusted borrowers and partners.”

“We are pleased to have over 20 loans in our portfolio, with the most recently originated six loans evidencing our continued ability to hold credit standards in a competitive market environment,” said Charlie Rose, President and Lead Portfolio Manager of INCREF and Global Head of Credit for Invesco Real Estate. “Our focus has remained consistent since launching our real estate credit strategies, and these loans further evidence the importance of our focus on relationship sourcing, with a portfolio now fully comprised of leading institutional sponsors.”

INCREF closed on the following loans:

•$47.3 million floating-rate senior loan to facilitate the acquisition and lease-up of a Class-A industrial property spanning 258,506 square feet in Orange County, CA. Strategically situated within an infill submarket, the property benefits from connectivity to major transport corridors, offering convenient access to the Ports of Los Angeles and Long Beach, as well as LAX International Airport, Long Beach Airport, and Orange County John Wayne Airport.

•Two floating-rate senior loans totaling $46.2 million for the refinancing of two Class-A, multifamily properties located in the Dallas-Fort Worth metropolitan area. The first loan is secured by a newly-built community with 180 units, while the second loan is for a

179-unit community constructed in 2021. Both communities are highly amenitized and centrally located.

•$40.7 million floating-rate senior loan for the acquisition and renovation of a 240-unit garden-style apartment complex located in the Plano submarket of Dallas-Fort Worth, TX. The property is proximate to key employment centers, highly-rated schools and diverse retail and entertainment options, all situated within a 5-mile radius.

•$40.4 million floating-rate senior loan for the acquisition and lease-up of a 2019-vintage, Class-A mid-rise multifamily property located in Jacksonville, FL. The 263-unit property is highly amenitized and is proximate to downtown Jacksonville and the city’s medical district.

•$33.5 million floating-rate senior loan for the acquisition and refurbishment of a 130-unit low-rise apartment complex located in the San Francisco Bay Area. The loan was made to a multi-repeat institutional borrower and is located in an in-demand suburban node characterized by high incomes and a deep employment base.

About INCREF
Invesco Commercial Real Estate Finance Trust, Inc. is a monthly net asset value (NAV) non- listed real estate investment trust that originates, acquires, and manages a portfolio of loans secured by commercial real estate (and similar investments) primarily located in North America. INCREF is managed by Invesco Advisers, Inc. (the “Adviser”), a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. This does not constitute an offer or solicitation to buy or sell any securities. An offering can only be made by the applicable offering memorandum.

About Invesco Real Estate
Invesco Real Estate is a global real estate investment management business with $86.7 billion in real estate assets under management, 614 employees and 21 regional offices across the U.S., Europe and Asia as of December 31, 2023. Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally.

About Invesco Ltd.
Invesco Ltd. is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive, and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.7 trillion in assets on behalf of clients worldwide as of June 30, 2024. For more information, visit www.invesco.com.

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